SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20509

                              FORM 8-K

                           CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act

                          June 25, 2003
                          -------------
                         Date of Report
               (Date of Earliest Event Reported)

                     ALPINE AIR EXPRESS, INC.
                     ------------------------
     (Exact Name of Registrant as Specified in its Charter)

     Delaware                        000-27011                33-0619518
     --------                        ---------                ----------
(State or other juris-          (Commission File No.)       (IRS Employer
diction of incorporation)                                    I.D. No.)

                         1177 Alpine Air Way
                          Provo, Utah 84601
                          -----------------
             (Address of Principal Executive Offices)

                         (801) 373-1508
                         --------------
                  Registrant's Telephone Number

Item 5.   Other.

During the winter of 02-03 the United States Postal Service (USPS) announced its intention to replace its current contracting system for the carriage of mail by air. A new solicitation was posted on December 23, 2002 allowing all qualified air carriers to apply. Alpine assembled a seasoned team of consultants, officers, directors and employees to complete the application process and submit Alpine's bids.

During the application process Alpine entered into an agreement with Delta and its code share partner, United Airlines, to provide a team approach in solving the USPS' need for system wide and consistent mail routing. Alpine felt this direction was in the best interest of both the USPS and the three carriers. Alpine's reputation of on-time routing (99.25% dispatch reliability) and high quality service was recognized by Delta and United as a good compliment, adding valuable capacity in the areas Alpine serves. Those awarded USPS' CAIR contracts were also be required to proffer a significant capital investment to order to meet new scanning and EDI interface requirements. Alpine felt the team approach would help minimize the expected capital outlay in complying with these new Postal requirements.

After the initial bidding process was completed on March 27, 2003, through Freemarkets on-line service, the USPS contacted all bidders and requested a last and final bid be submitted via mail. For this final bid Delta and United agreed to lower their asking price below what Alpine felt it could receive and still remain profitable for its investors. Alpine therefore withdrew as a member of the team and sent in a stand-alone final bid. On May 2, 2003, as the awards were posted Alpine was notified that it had not been awarded any of the CAIR contracts. Alpine also learned that no other regional air carriers had been awarded any of the CAIR contracts. Alpine further learned that the routes it currently services under the ASYS-R contracts still needed coverage going into the CAIR.

This need by the USPS for additional capacity was confirmed on May 29 as the Postal Service posted its AMOT solicitation asking for carriers to bid on routes including those currently under contract with Alpine. The response to the AMOT was due on June 13th. Alpine and its consulting team prepared its response to this newest request. Although a separate contract, the AMOT held almost all of the same requirements as the CAIR contract. Alpine declared its willingness to provide all needed scanning and EDI interface as a stand-alone company. The response was accepted and the USPS welcomed Alpine to make a presentation on its unique ability to provide continued service in the Westerns States Region. On June 23rd Alpine was informed that the USPS had taken all offers into consideration and had awarded the routes to another vendor. It is Alpine's understanding that although it lowered its bid from the March 27th submission, there were even lower bids made by carriers who see the mail as incremental income and therefore could justify carrying these routes at very small margins.

Alpine is disappointed that its 21 years of outstanding service and quality routing of mail for the USPS did not result in being awarded routes it has served. Alpine understands that it might not be able to compete with the smaller margins allowed by other carriers whose aircraft are not solely dedicated to the USPS and its mail routing needs. As Alpine's aircraft have been dedicated to the USPS it will now turn its attentions to servicing other segments of the airfreight industry. It is expected that personnel and equipment will be immediately cutback and that it may take a period of time before Alpine is again realizing the revenues it has recently enjoyed, however; Alpine is dedicated to continuing its long history of on-time, consistent and reliable service to its clients.

Alpine is preparing to file: (i) a formal protest with the General Counsel of the USPS; and (ii) a federal court action seeking a stay of the new award of the contract. Alpine is also preparing to send to its employees a letter explaining the USPS' actions and Alpine's plans to contest them. Alpine has invited its employees to write to the USPS and congressional representatives to further protest these developments.


          Exhibits.

Exhibit
Number                   Description
------                   -----------

99                       Press Release regarding USPS matter


Item 9.   FD Disclosure

         Please see Exhibit 99, which is the Press Release regarding the matters reported in Item 5.

                             SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                              ALPINE AIR EXPRESS, INC.


Date: 6/26/03                 By:/s/ Leslie Hill
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                                 Leslie Hill
                                 Chief Financial Officer